Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Kori Doherty
AspenTech	ICR
+1 781-221-5273	+1 617-956-6730
david.grip@aspentech.com	kdoherty@icrinc.com

Aspen Technology Announces Financial Results for the Second Quarter Fiscal Year 2010

Company Approved to Relist on NASDAQ Stock Market

Burlington, Mass. — February 9, 2010 — Aspen Technology, Inc. (NASDAQ: AZPN, as of February 10, 2010) a leading provider of software and services to the process industries, today announced its financial results for its second quarter of fiscal 2010, ended December 31, 2009.

Mark Fusco, Chief Executive Officer of AspenTech, said, “We are pleased with the company’s performance in the second quarter, as solid transaction flow drove product-related bookings of approximately $95 million.  Within product related bookings, the license portion was consistent with the year ago period.  Early customer response to our new aspenONE licensing model has been very favorable, which is driving both renewal activity and expanded usage with customers across each of our target markets.  As we look to the second half of our fiscal year, customer interest levels remain high and we are encouraged by the positive impact of our new aspenONE licensing model on both our competitive position and long-term market opportunity.”

Fusco added, “After bringing our financial statements current with the filing of our first quarter results and subsequently filing our second quarter results in a timely manner, we have been approved to relist the company’s common stock on the NASDAQ stock market effective tomorrow morning under the ticker ‘AZPN’.  We are excited to complete this process so that investors can focus exclusively on AspenTech’s business performance, strong competitive position and market opportunity.”

AspenTech’s reported total revenue of $42.7 million decreased from $82.6 million in the second quarter of the prior year, due primarily to the ratable revenue recognition associated with the company’s new aspenONE licensing model.

•                 Subscription revenue includes all revenue associated with the company’s new aspenONE licensing model. Subscription revenue was approximately $1.2 million in the second quarter of fiscal 2010.  No subscription revenue was recorded in the year ago period as the company’s new aspenONE licensing model was launched during the first quarter of fiscal 2010.  Subscription revenue is recognized over the course of the multi-year license agreement, and recognition begins when the first payment is due, which is typically 30 days after the contract is signed.

•                 Software revenue includes all non-subscription-based license revenue, including term-based contracts for point products as well as perpetual licenses.  Software revenue was $9.0 million in the second quarter of fiscal 2010, compared to $47.3 million in the year ago period. In fiscal year 2010, software revenue related to term contracts is recognized over the contract term, generally as payments become due.  In prior fiscal year periods, the company predominantly recognized term license revenue on an up-front basis, and what was previously categorized as license revenue typically equaled license bookings.  However, in the second quarter of fiscal year 2009, license revenue was approximately $17 million lower than license bookings as a result of certain license bookings not meeting the criteria for up-front revenue recognition.

•                 Services & other revenue, which includes professional services, maintenance and other revenue, was $32.5 million in the second quarter of fiscal 2010, a decrease compared to $35.4 million in the year ago period. The year-over-year decline was primarily a result of the more challenging economic environment compared to the year ago period.  Services and other revenue was up sequentially compared to $28.7 million in the first quarter of fiscal 2010.

For the quarter ended December 31, 2009, AspenTech reported a loss from operations of $29.3 million due primarily to the ratable revenue recognition associated with the company’s new aspenONE licensing model.  For the quarter ended December 31, 2008, the company reported income from operations of $18.8 million.   Net loss was $30.7 million in the second quarter of fiscal 2010, leading to net loss per basic and diluted share of $0.34 compared to net income per diluted share of $0.25 in the same period last year.

AspenTech had a cash balance of $109.4 million at December 31, 2009, compared to $109.0 million at the end of the first quarter of fiscal 2010.  The company did not sell any installments receivable to raise cash during the second quarter of fiscal 2010 and it continued to reduce its secured borrowings balance, which was $96.5 million at the end of the quarter, down $12.3 million compared to $108.8 million at the end of the first quarter of fiscal 2010.

Other Second Quarter Business Metrics

•                 The company closed 18 product-related bookings of over $1 million during the second quarter, and 57 product related bookings between $250,000 and $1 million.

•                 Average deal size for product-related bookings over $100,000 was $778,000 in the second quarter.

Conference Call and Webcast

AspenTech will host a conference call and webcast today, February 9, at 5:00 p.m. (Eastern Time), to discuss the company’s financial results for the first quarter of fiscal 2010.  The live dial-in number is (877) 245-0126, conference ID code 53424224. Interested parties may also listen to a live webcast of the call by logging on to the Investor Relations section of AspenTech’s website, http://www.aspentech.com/corporate/investor.cfm, and clicking on the “webcast” link. A replay of the call will be archived on AspenTech’s website and will also be available via telephone at (800) 642-1687 or (706) 645-9291, conference ID code 53424224 through February 16, 2010.

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, pharmaceuticals, engineering and construction, and other industries that manufacture and produce products from a chemical process. With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations. As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient. To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2010 Aspen Technology, Inc., AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Forward-Looking Statements

The second paragraph of this press release may contain forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to the anticipated benefits of AspenTech’s new subscription-based licensing model.  Actual results may vary significantly from AspenTech’s expectations based on a number of risks and uncertainties, including, without limitation: customers’ failure to adopt the new AspenONE licensing model at the rate expected by AspenTech or at all; AspenTech’s failure to realize the anticipated financial and operational benefits of the new AspenONE licensing model; unforeseen difficulties or uncertainties in the application of accounting standards; weaknesses in our internal controls, including our controls over the recognition of license revenue; and other risk factors described from time to time in AspenTech’s periodic reports filed with the Securities and Exchange Commission.

AspenTech cannot guarantee any future results, levels of activity, performance, or achievements. AspenTech expressly disclaims any current intention to update forward-looking statements after the date of this press release.

Source: Aspen Technology, Inc.

ASPEN TECHNOLOGY, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue:
Subscription	$1,214	$—	$1,239	$—
Software	8,976	47,272	20,058	96,909
Total subscription and software	10,190	47,272	21,297	96,909
Services and other	32,496	35,355	61,185	72,124
Total revenue	42,686	82,627	82,482	169,033
Cost of revenue:
Subscription and software	1,677	2,877	3,450	5,524
Services and other	14,792	15,287	30,488	31,806
Total cost of revenue	16,469	18,164	33,938	37,330
Gross profit	26,217	64,463	48,544	131,703
Operating costs:
Selling and marketing	23,757	19,988	44,309	42,113
Research and development	12,515	10,514	23,409	23,166
General and administrative	19,226	14,276	34,640	28,391
Restructuring charges	32	231	303	265
Loss (gain) on sales and disposals of assets	2	(1)	2	3
Impairment of goodwill and intangible assets	—	623	—	623
Total operating costs	55,532	45,631	102,663	94,561
(Loss) income from operations	(29,315)	18,832	(54,119)	37,142
Interest income	5,083	5,955	10,532	11,870
Interest expense	(2,480)	(2,743)	(4,891)	(5,597)
Other income (expense), net	(222)	2,920	2,047	(661)
(Loss) income before provision for income taxes	(26,934)	24,964	(46,431)	42,754
Provision for income taxes	(3,723)	(2,003)	(5,288)	(8,140)
Net (loss) income	$(30,657)	$22,961	$(51,719)	$34,614
(Loss) earnings per common share:
Basic	$(0.34)	$0.26	$(0.57)	$0.38
Diluted	$(0.34)	$0.25	$(0.57)	$0.37
Weighted average shares outstanding:
Basic	91,002	90,043	90,538	90,031
Diluted	91,002	92,030	90,538	93,055

ASPEN TECHNOLOGY, INC.

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands)

	December 31,	June 30,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$109,437	$122,213
Accounts receivable, net of allowance for doubtful accounts of $3,840 and $5,809	35,507	49,882
Current portion of installments receivable, net of allowance for doubtful accounts of $990 and $1,015	52,405	64,531
Current portion of collateralized receivables, net of unamortized discount	30,874	38,695
Unbilled services	1,859	298
Prepaid expenses and other current assets	6,075	9,413
Prepaid income taxes	13,593	13,159
Deferred tax assets	3,839	3,795
Total current assets	253,589	301,986
Non-current installments receivable, net of allowance for doubtful accounts of $1,682 and $1,663	104,144	113,390
Non-current collateralized receivables, net of unamortized discount	49,607	57,671
Property, equipment and leasehold improvements, net of accumulated depreciation of $28,703 and $27,438	9,154	9,604
Computer software development costs	2,560	3,918
Goodwill	17,672	16,686
Non-current deferred tax assets	10,737	10,788
Other non-current assets	1,854	1,933
Total assets	$449,317	$515,976

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of secured borrowing	$33,166	$83,885
Accounts payable	6,972	5,135
Accrued expenses	39,819	47,882
Income taxes payable	3,387	1,888
Deferred revenue	57,592	62,801
Current deferred tax liability	2,496	2,481
Total current liabilities	143,432	204,072
Long-term secured borrowing	63,347	28,211
Deferred revenue	15,401	16,070
Non-current deferred tax liability	2,362	2,354
Other non-current liabilities	33,065	35,859
Commitments and contingencies
Stockholders’ equity:
Series D redeemable convertible preferred stock, $0.10 par value—
Authorized— 3,636 shares as of December 31, 2009 and June 30, 2009
Issued and outstanding— none as of December 31, 2009 and June 30, 2009	—	—
Common stock, $0.10 par value— Authorized—210,000,000 shares
Issued— 91,741,941 shares as of December 31, 2009 and 90,326,513 shares at June 30, 2009
Outstanding— 91,508,477 shares at December 31, 2009 and 90,093,049 shares at June 30, 2009	9,174	9,033
Additional paid-in capital	509,880	497,478
Accumulated deficit	(335,312)	(283,593)
Accumulated other comprehensive income	8,481	7,005
Treasury stock, at cost—233,464 shares of common stock as of December 31, 2009 and June 30, 2009	(513)	(513)
Total stockholders’ equity	191,710	229,410
	$449,317	$515,976